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                                                                   Exhibit 5

[BRYAN CAVE logo]                                   [BRYAN CAVE LLP letterhead]


August 27, 2007

Board of Directors
Graybar Electric Company, Inc.
            and
D. E. DeSousa, L. R. Giglio
T. S. Gurganous, R. D. Offenbacher,
R. A. Reynolds, Jr., as Voting Trustees
under the Voting Trust Agreement,
dated as of March 16, 2007

34 North Meramec Avenue
St. Louis, Missouri  63105


Ladies and Gentlemen:

We refer to the Voting Trust Agreement, dated as of March 16, 2007 (the "Voting Trust Agreement"), relating to the common stock, par value $1.00 per share ("Common Stock"), of Graybar Electric Company, Inc., a New York corporation (the "Company"), and to the Registration Statement on Form S-1 to be filed with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") by the Company and the Voting Trustees (the "Voting Trustees") under the Voting Trust Agreement. The Registration Statement covers a maximum of 950,000 shares of Common Stock (the "Shares") and related Voting Trust Interests (the "Voting Trust Interests") to be issued pursuant to the Voting Trust Agreement and the Company's Three-Year Common Stock Purchase Plan, dated as of June 14, 2007 (the "Plan").

In rendering this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

     (i)   the Registration Statement;
     (ii)  the Voting Trust Agreement; and
     (iii) the Plan.


We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Restated Certificate of Incorporation, as amended, and the By-Laws, as amended, of the Company and such other corporate records, agreements and instruments of the Company, statements and certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or



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Graybar Electric Co., Inc. and                                  BRYAN CAVE LLP

Voting Trustees
August 27, 2007
Page 2


appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications and limitations set forth herein, we are of the opinion that

         1. The Shares have been duly authorized for issuance, and when issued and delivered by the Company against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, subject to Section 630 of the New York Business Corporation Law.

         2. The Voting Trust Agreement constitutes the valid and binding obligation of the Company, and the Voting Trust Interests will be, when issued and delivered by the Voting Trust in accordance with the provisions of the Voting Trust Agreement and the Plan, validly issued.

Our opinions herein reflect only the application of applicable New York state law and the Federal laws of the United States of America. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares and Voting Trust Interests. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP